Exhibit 99.1

STG Group Announces Chief Integration Officer Dale Davis’s Retirement

Company and Board of Directors would like to thank Dale for his service at STG Group

Reston VA, March 27, 2017 – STG Group, Inc. (OTCQB: STGG), a leading provider of mission-critical technology, cyber, and data solutions to the U.S. Government, announced today that Dale Davis, Chief Integration Officer, will be retiring from the Company effective April 3, 2017. We expect Mr. Davis will be available in an advisory capacity to assist STG as needed with strategic initiatives.

As the Chief Integration Officer, Mr. Davis was responsible for design and implementation of post-merger restructuring and functional best practices. He was also directly responsible for oversight of the Company’s Business Development and Marketing efforts prior to the appointment of Paul Rempfer as Senior Vice President for Business Development, and assisted in handling Investor Relations for the Company.

President and COO of STG, Phil Lacombe, said, “We are grateful for the substantial contributions that Dale has made to STG during his service at the Company. His efforts have been instrumental in guiding the Company toward new opportunities and future growth, and maintaining our commitment to supporting the national security missions of our customers.

STG Group, Inc. Contact:

Bobby Winters or Joseph Caminiti, Alpha IR Group

929-266-6315

STGG@alpha-ir.com

About STG

STG Group, Inc. is a leading provider of mission-critical technology, cyber and data solutions to more than 50 US Federal Agencies. Applying decades of experience, the company works to ensure the security of the digital domain, the effectiveness of complex IT systems and the delivery of quality intelligence to decision makers. STG is a Washington Technology Top 100 Company. Visit STG at www.stg.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties concerning STG, STG’s expected financial performance, as well as STG’s strategic and operational plans. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, risks relating to the potential liquidity and trading of our securities, and the size of our addressable markets and the amount of U.S. government spending on private contractors. In addition, please refer to risks described in the “Risk Factors” in STG’s Annual Report on Form 10-K for the year ended December 31, 2015 and filed with the SEC. Please also refer to the other documents that STG filed with the SEC on Forms 10-K, 10-Q and 8-K. The filings by STG identify and address other important factors that could cause its financial and operational results to differ materially from those contained in the forward-looking statements set forth in this press release. STG is under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results.